Exhibit 99.1

(1) The reporting person, Plainfield Special Situations Master Fund II Limited (the "Reporting Person"), is a private investment vehicle managed by Plainfield Asset Management LLC ("Asset Management"). Max Holmes, an individual ("Max Holmes"), is the chief investment officer of Asset Management. The securities described herein are directly owned by the Reporting Person, and are indirectly owned by Asset Management and Max Holmes. In aggregate, Asset Management and Max Holmes indirectly own 926,700 shares of Class A Common Stock, including the Class A Common Stock described in Table I hereof (as further described in that certain Form 4 filed February 16, 2010 with the Securities and Exchange Commission by Max Holmes, Asset Management and certain of their affiliates), and the 3.00% Convertible Senior Subordinated Notes due 2025 (the "Notes") described in Table II hereof. Each of Asset Management and Max Holmes disclaims beneficial ownership of all such securities, except to the extent to which each holds a pecuniary interest therein.